Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
SECOND QUARTER OPERATING RESULTS

Company reports record growth in backlog of $6.2 million; Operational results show greater than 80% improvement in EPS

     Cleveland, Ohio, August 12, 2003...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today reported its operating results for the second quarter and first half of 2003.

     For the three months ended June 30, 2003, revenue increased approximately 52% to $1,735,000, and the Company reported a net loss of ($188,000), or ($0.04) per share. These results compared with revenue of $1,145,000, and a net loss of ($1,736,000), or ($0.33) per share, in the second quarter of 2002.

     For the six months ended June 30, 2003, DATATRAK’s revenue increased approximately 63% to $3,191,000, and a net loss of ($683,000), or ($0.13) per share was recorded for the period. The Company reported revenue of $1,961,000, and a net loss of ($3,507,000), or ($0.67) per share, in the corresponding period of the previous year.

     Significant results and occurrences since the end of the first quarter include:

•	The signing of two more Enterprise Agreements with multinational clients further supporting DATATRAK’s leadership position in the EDC market
•	Record single contract for $3,700,000
•	Substantial growth in new sales and backlog
•	Closing of a Company-led private placement with minimal dilution that strengthens DATATRAK’s balance sheet
•	At an industry-wide trade show, an FDA Director advocates the use of EDC
•	Maintenance of 75%+ gross margins
•	Lowest quarterly net loss in DATATRAK’s EDC operating history

     DATATRAK’s backlog currently stands at $15.7 million. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

     “We are very pleased with our progressive traction in this emerging market and in the ability of our operational team to confidently deliver on the promise of EDC”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “Though there are many more achievements to be made, our current operational results, growth in backlog, and cash resources have exceeded internal projections. As current and new backlog gradually transitions into revenue, we expect to demonstrate progressive quarter by quarter growth. As such, our expectations for this year are unchanged and we remain on target for positive cash flow from operations by the end of 2003 and net earnings positive early in 2004.”

     The Company will also host a conference call today at 4:30 p.m. EDT. To participate in the call, participants are asked to dial 973-317-5319 a few minutes before 4:30 p.m. EDT. A replay of the conference call will be available at approximately 6:30 p.m. EDT on August 12, 2003, and will run until 12:00 a.m. EDT on August 20, 2003. The replay can be accessed by dialing 973-709-2089. The access code is #302803.

     DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in 40 countries. DATATRAK International Inc.’s product suite has been utilized in some aspect of the clinical development of 13 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common stock is listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatraknet.com or www.datatraknet.de.

     Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC™ software; the development and fluctuations in the market for EDC technology; continued unreliability of the Internet infrastructure; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; dependence on key personnel; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP	Terry C. Black
President and Chief Executive Officer	Chief Financial Officer
DATATRAK International, Inc.	DATATRAK International, Inc.

440-443-0082 x112	440-443-0082 x110

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	June 30, 2003	December 31, 2002

Cash and investments	$1,836,251	$2,467,919
Accounts receivable, net	723,324	883,584
Other	1,749,423	1,954,071

Total assets	$4,308,998	$5,305,574

Accounts payable and other current liabilities	$1,710,987	$2,050,978
Long-term liabilities	—	23,979
Shareholders’ equity	2,598,011	3,230,617

Total liabilities and shareholders’ equity	$4,308,998	$5,305,574

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended June 30,

	2003	2002

Revenue	$1,734,641	$1,145,417
Direct costs	345,343	506,701

Gross profit (loss)	1,389,298	638,716

Selling, general and administrative expenses	1,349,206	2,100,982
Depreciation and amortization	231,028	295,060

Loss from operations	(190,936)	(1,757,326)

Other income, net	2,507	21,561

Net loss	$(188,429)	$(1,735,765)

Basic and diluted net loss per share	$(0.04)	$(0.33)

Weighted average common shares outstanding	5,297,964	5,263,836

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Six Months Ended June 30,

	2003	2002

Revenue	$3,191,225	$1,961,282
Direct costs	699,225	940,641

Gross profit	2,492,000	1,020,641

Selling, general and administrative expenses	2,688,339	4,026,916
Depreciation and amortization	493,096	551,287

Loss from operations	(689,435)	(3,557,562)

Other income, net	6,109	50,636

Net loss	$(683,326)	$(3,506,926)

Basic and diluted net loss per share	$(0.13)	$(0.67)

Weighted average common shares outstanding	5,280,994	5,210,576